Exhibit 10.5
GUARANTY
THIS GUARANTY is made on June 30, 2011, by Medical Equity Partners, LLC and TTMB, LLC (“Guarantors”) in favor of Rural Hospital Acquisition, L.L.C. (“Lender”).
Guarantors hereby guarantee to Lender the prompt payment and performance when due of all of the obligations of Southern Plains Associates II, LLC, an Oklahoma limited liability company, to Lender under Southern Plains Associates II, LLC’s $1,855,000.00 Promissory Note of even date and all costs, attorneys’ fees, and expenses that Lender may incur as a result of any default under the Promissory Note (the “Obligations”). The Obligations are subject to offset as set forth in the Promissory Note, and any right by Southern Plains Associates II, LLC to offset shall reduce Guarantors’ obligations under this Guaranty accordingly.
This is an absolute guaranty of payment and performance. The obligations of Guarantors shall not terminate until the Obligations have been paid and performed in full.
Guarantors waive (i) notice of acceptance of this Guaranty, (ii) all other notices including notice of presentment, notice of protest, notice of non-payment, notice of intent to accelerate, and notice of acceleration with respect to all or any part of the Obligations, and (iii) the right to a jury trial in any proceeding to enforce this Guaranty.
This Guaranty and the legal relations between Guarantors and Lender shall be governed by the domestic laws of the State of Oklahoma without giving effect to any conflict of law provision (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the law of any other jurisdiction.
[SIGNATURE PAGE TO FOLLOW]

EXECUTED the date first stated above.

Medical Equity Partners, LLC

By

Name
Title

TTMB, LLC

By

Name
Title

Signature Page to Buyer’s Members Guarantee